Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
February 2, 2021	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Earnings for the Fourth Quarter and Year Ended December 31, 2020

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, February 2, 2021) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported record net earnings of $5.6 million ($1.18 per diluted share) for the quarter ended December 31, 2020, compared to $3.3 million ($0.67 per diluted share) for the fourth quarter of 2019. For the year ended December 31, 2020, Landmark reported record net earnings of $19.5 million ($4.10 per diluted share), compared to $10.7 million ($2.20 per diluted share) in 2019. For the year ended December 31, 2020, the return on average assets was 1.77%, compared to 1.07% in 2019, and the return on average equity was 16.70%, compared to 10.58% in 2019. Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid March 3, 2021, to common stockholders of record as of the close of business on February 17, 2021.

Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, February 3, 2021. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through March 3, 2021, by dialing (877) 344-7529 and using conference number 10151789.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented, “We are pleased to report that Landmark achieved record results for the fourth quarter and full year of 2020. These strong earnings were the result of solid growth in mortgage origination activities all year, as the continued low mortgage interest rate environment drove an active housing market and refinance activity. Our net interest income also grew 20.2% during 2020 as a result of growth in interest on loans and lower deposit costs, and our net interest margin improved by 24 basis points to 3.72%. Total loans grew by $170.6 million, or 32.1%, during 2020, while total deposits increased by $181.0 million, or 21.7%. In addition, strategic liquidations of our higher-coupon mortgage-backed investment securities resulted in a $2.4 million gain on sale of investments during 2020. Our provision for loan losses in 2020 totaled $3.3 million, compared to $1.4 million in 2019, as a result of continued economic uncertainty due mainly to the effects of the COVID-19 pandemic, and strong loan growth. Our community banking relationships across Kansas were important and contributed significantly to our strong earnings growth.”

Mr. Scheopner continued, “Landmark’s COVID-19 pandemic response plan continues to be focused foremost on the safety and well-being of our customers and associates. During this period of unprecedented economic uncertainty, Landmark supports our customers with loan modifications and access to funding through the Small Business Administration’s Paycheck Protection Program (PPP). We are currently actively working with borrowers to navigate the SBA loan forgiveness process for PPP loans as well as apply for additional PPP funds. We are also pleased to report that COVID-19 loan modifications have declined significantly with most of our borrowers returning to their loan contractual terms. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses across Kansas during this challenging time.”

Fourth Quarter Financial Highlights

Net interest income was $10.1 million for the three months ended December 31, 2020, an increase of $2.1 million, or 26.0%, from the fourth quarter of 2019. This increase was primarily the result of lower interest expense and growth in loans as a proportion of the asset mix. On a tax-equivalent basis, the net interest margin grew from 3.61% in the fourth quarter of 2019 to 3.87% in the same period of 2020. Interest-earning assets grew 16.9%, from $906.3 million in the fourth quarter of 2019 to $1.1 billion in the fourth quarter of 2020. Average loan balances in the fourth quarter of 2020 increased $192.6 million, or 35.8%, compared to the same period of the prior year due primarily to the origination of PPP loans. The increase in average loan balances included an average balance of $119.5 million in PPP loans which generated interest income of $1.5 million in the fourth quarter of 2020. Landmark recorded a provision for loan losses of $700,000 during the fourth quarter of 2020 compared to $400,000 during the same period of 2019. The increase in the provision for loan losses reflected loan growth and the uncertainty in the economic environment considering the effects of the COVID-19 pandemic. As the economic outlook evolves and our pandemic-related loss experience develops, Landmark will adjust the allowance for loan losses and provisioning accordingly.

Total non-interest income was $6.9 million in the fourth quarter of 2020, compared to $4.0 million in the same period of 2019. The increase in non-interest income was primarily due to a $2.8 million increase in gains on sales of loans this quarter as loan originations of one-to-four family residential real estate loans increased due to the decline in mortgage interest rates that have fueled a robust housing market and refinancing activity.

Non-interest expense totaled $9.5 million for the fourth quarter of 2020, an increase of $1.2 million, or 14.2%, from the fourth quarter of 2019. The increase in non-interest expense was primarily due to an increase of $543,000 in compensation and benefits which was driven in part by increases in mortgage lending incentives as well as general increases in compensation. Landmark recorded income tax expense of $1.1 million in the fourth quarter of 2020 compared to $23,000 in the fourth quarter a year earlier. The effective tax rate increased from 0.7% in the fourth quarter of 2019 to 17.0% in the fourth quarter of 2020, primarily due to an increase in earnings before income taxes and lower tax-exempt income. Additionally, previously unrecognized tax benefits of $229,000 and $558,000 were recorded in income tax expense in the fourth quarter of 2020 and 2019, respectively, reducing the effective tax rate in both periods.

2020 Financial Highlights

Net interest income was $36.5 million for the year ended December 31, 2020, an increase of $6.1 million, or 20.2%, from 2019. This increase was primarily a result of lower interest expense and the growth in loans within the asset mix which contributed to an increase in the net interest margin of 24 basis points, on a tax-equivalent basis, from 3.48% in 2019 to 3.72% in 2020. Average interest-earning assets increased 11.7% from $900.5 million in 2019 to $1.0 billion in 2020. The increase in average interest-earning assets was driven by an increase of $150.4 million, or 29.0%, in average loan balances in 2020 and higher deposits which funded higher earning assets. The increase in average loan balances included an average balance of $88.5 million in PPP loans which generated interest income of $3.0 million in 2020. Landmark recorded a provision for loan losses of $3.3 million during 2020, compared to $1.4 million in 2019. The provision for loan losses increased due to the same factors discussed in the fourth quarter comparison.

Total non-interest income was $27.4 million in 2020, an increase of $11.5 million, or 73.1%, from 2019. The increase in non-interest income was primarily due to an increase of $8.8 million in gains on sales of loans. Also contributing to the increase in non-interest income was $2.4 million of gains on sales of investment securities due to approximately $61 million of mortgage-backed investment securities sold during 2020. A loss of $177,000 was recorded on sales of investment securities during 2019.

Non-interest expense totaled $36.3 million during 2020, an increase of $3.6 million, or 11.1%, from $32.6 million in 2019. The increase was primarily due to an increase of $2.9 million in compensation and benefits which was driven in part by increases in mortgage lending incentives as well as general increases in compensation. Landmark recorded income tax expense of $4.8 million in 2020 compared to $1.5 million in 2019. The effective tax rate increased from 12.0% in 2019 to 19.7% in 2020 primarily due to an increase in earnings before income taxes, while tax-exempt income declined over the comparable periods. In addition, income tax expense included the recognition of $229,000 and $558,000 in 2020 and 2019, respectively, of previously unrecognized tax benefits, reducing the effective tax rate in both periods.

Balance Sheet Highlights

Total assets increased $189.6 million, or 19.0%, to $1.2 billion at December 31, 2020, from $998.5 million at December 31, 2019. The growth in total assets was primarily the result of an increase in net loans of $170.6 million, or 32.1%, to $702.8 million at December 31, 2020, from $532.2 million at December 31, 2019. The growth in net loans included $100.1 million of PPP loans. Investment securities decreased $64.4 million, or 17.6%, to $301.7 million at December 31, 2020, compared to $366.1 million at year-end 2019. Deposits increased $181.0 million, or 21.7%, to $1.0 billion at December 31, 2020, compared to $835.0 million at December 31, 2019. Federal Home Loan Bank and other borrowings decreased $14.2 million, or 33.6%, to $28.0 million at December 31, 2020, compared to $42.2 million at December 31, 2019. Stockholders’ equity increased to $126.7 million (book value of $26.66 per share) at December 31, 2020, from $108.6 million (book value of $22.50 per share) at December 31, 2019, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. The ratio of equity to total assets decreased to 10.66% at December 31, 2020, from 10.88% at year-end 2019.

The allowance for loan losses totaled $8.8 million, or 1.23% of gross loans outstanding, at December 31, 2020, compared to $6.5 million, or 1.20% of gross loans outstanding, at December 31, 2019. The allowance for loan losses as a percentage of gross loans outstanding was impacted by the $100.1 million of PPP loans which are guaranteed by the Small Business Administration and have no allowance for loan losses allocated at December 31, 2020. The increase in the total allowance for loan losses during 2020 was primarily due to the economic impact of the COVID-19 pandemic on the loan portfolio and solid loan growth. Non-performing loans increased to $10.5 million, or 1.47% of gross loans, at December 31, 2020, from $5.5 million, or 1.03% of gross loans, at year-end 2019. The increase in non-performing loans primarily related to two commercial real estate loan relationships totaling $5.5 million. Delinquent loans decreased to $1.5 million, or 0.21% of gross loans, at December 31, 2020, from $3.4 million, or 0.64% of gross loans, at December 31, 2019. Landmark recorded net loan charge-offs of $992,000 during 2020, compared to $698,000 during 2019.

COVID-19 Loan Modifications and Forbearance Plans

As of December 31, 2020, Landmark had 6 loan modifications on outstanding loan balances of $7.2 million in connection with the COVID-19 pandemic that had not yet returned to contractual terms as compared to 33 loan modifications on outstanding loan balances of $22.9 million at September 30, 2020. These modifications consisted of payment deferrals that were applied to either the full loan payment or just the principal component. One commercial real estate loan totaling $3.7 million that was modified was also on non-accrual status as of December 31, 2020. Consistent with the CARES Act and regulatory guidance, the Company also entered into short-term forbearance plans and short-term repayment plans on 3 one-to-four family residential mortgage loans totaling $366,000 as of December 31, 2020.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of CECL; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2020	2019
ASSETS:
Cash and cash equivalents	$84,818	$13,694
Investment securities	301,743	366,107
Loans, net	702,782	532,180
Loans held for sale	15,533	8,497
Premises and equipment, net	20,493	21,133
Bank owned life insurance	25,420	24,809
Goodwill	17,532	17,532
Other intangible assets, net	3,932	2,829
Other assets	15,774	11,684
TOTAL ASSETS	$1,188,027	$998,465

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$1,016,027	$835,048
Federal Home Loan Bank and other borrowings	28,022	42,199
Other liabilities	17,306	12,611
Total liabilities	1,061,355	889,858
Stockholders’ equity	126,672	108,607
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,188,027	$998,465

LOANS (unaudited):

One-to-four family residential real estate	$157,984	$146,505
Construction and land	26,106	22,459
Commercial real estate	172,307	133,501
Commercial	134,047	109,612
Paycheck Protection Program (PPP)	100,084	-
Agriculture	96,532	98,558
Municipal	2,332	2,656
Consumer	24,122	25,101
Net deferred loan (fees)/costs and loans in process	(1,957)	255
Allowance for loan losses	(8,775)	(6,467)
Loans, net	$702,782	$532,180

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$10,515	$5,546
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,774	290
Total non-performing assets	$12,289	$5,836

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.21%	0.64%
Total non-performing loans to gross loans outstanding	1.47%	1.03%
Total non-performing assets to total assets	1.03%	0.58%
Allowance for loan losses to gross loans outstanding	1.23%	1.20%
Allowance for loan losses to total non-performing loans	83.45%	116.61%
Equity to total assets	10.66%	10.88%
Book value per share	$26.66	$22.50

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Interest income:
Loans	$8,907	$7,233	$31,797	$27,669
Investment securities and other	1,630	2,256	7,456	9,442
Total interest income	10,537	9,489	39,253	37,111

Interest expense:
Deposits	307	1,197	2,105	5,341
Borrowed funds	130	274	664	1,416
Total interest expense	437	1,471	2,769	6,757

Net interest income	10,100	8,018	36,484	30,354
Provision for loan losses	700	400	3,300	1,400
Net interest income after provision for loan losses	9,400	7,618	33,184	28,954

Non-interest income:
Fees and service charges	2,253	2,060	8,091	7,737
Gains on sales of loans, net	4,194	1,410	15,155	6,353
Bank owned life insurance	151	274	611	752
(Losses) gains on sales of investment securities, net	-	(31)	2,448	(177)
Other	270	297	1,053	1,144
Total non-interest income	6,868	4,010	27,358	15,809

Non-interest expense:
Compensation and benefits	5,263	4,720	20,657	17,792
Occupancy and equipment	1,184	1,101	4,432	4,470
Data processing	520	413	1,831	1,646
Amortization of intangibles	436	319	1,602	1,206
Professional fees	489	398	1,584	1,683
Advertising	75	65	526	566
Federal deposit insurance premiums	67	-	233	71
Foreclosure and real estate owned expense	62	40	172	182
Other	1,421	1,281	5,225	5,032
Total non-interest expense	9,517	8,337	36,262	32,648

Earnings before income taxes	6,751	3,291	24,280	12,115
Income tax expense	1,148	23	4,787	1,453
Net earnings	$5,603	$3,268	$19,493	$10,662

Net earnings per share (1)
Basic	$1.18	$0.68	$4.10	$2.21
Diluted	1.18	0.67	4.10	2.20

Shares outstanding at end of period (1)	4,750,838	4,827,266	4,750,838	4,827,266

Weighted average common shares outstanding - basic (1)	4,742,122	4,826,024	4,749,830	4,822,288
Weighted average common shares outstanding - diluted (1)	4,746,625	4,841,974	4,754,191	4,836,821

OTHER DATA (unaudited):

Return on average assets (2)	1.93%	1.30%	1.77%	1.07%
Return on average equity (2)	18.10%	12.13%	16.70%	10.58%
Net interest margin (2)(3)	3.87%	3.61%	3.72%	3.48%

(1) Share and per share values at or for the periods ended December 31, 2019 have been adjusted to give effect to the 5% stock dividend paid during December 2020.

(2) Information for the three months ended December 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.